SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940



         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:   THE TOPIARY BENEFIT PLAN INVESTOR FUND LLC


Address of Principal Business Office (No. & Street, City, State, and Zip
Code):

                THE TOPIARY BENEFIT PLAN INVESTOR FUND LLC
                25 DeForest Avenue
                Summit, NJ  07901

Telephone Number (including area code):
                c/o Scudder Distributors Inc. (888) 262-0695

Name and Address of Agent for Service of Process:

                John H. Kim
                c/o The Topiary Benefit Plan Investor Fund LLC
                25 DeForest Avenue
                Summit, NJ  07901

Check Appropriate Box:

                Registrant is filing a Registration Statement pursuant to
                Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                YES |X|                                                 NO | |
                     -                                                      -



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                                  SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Summit and The State of New Jersey on the 24th day of December, 2003.




                                    THE TOPIARY BENEFIT PLAN INVESTOR FUND LLC




                                    By:  /s/      John H. Kim
                                         -------------------------------------
                                         Name:  John. H. Kim
                                         Title: Assistant Secretary





Attest:  /s/ Marielena Glassman
         -------------------------------------
         Name:  Marielena Glassman
         Title: Treasurer and Principal
                Financial and Accounting Officer